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                                                                 EXHIBIT 10.12




                                    IMMUSOL


                   5052 Berean Lane, Irvine, California 92715

                                 (714) 854-2160
                                 (714) 586-2912 Fax

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April 26, 1994

Tsvi Goldenberg, Ph.D.
5052 Berean Lane
Irvine, CA 92715

Dear Tsvi:

                 On behalf of the Board of Directors of Immusol, Inc. (the "Company"), I am pleased to offer you the position of Chairman of the Board of the Company. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. The effective date of your employment will be June 1, 1994.

                 The terms of this offer of employment are as follows:

                 1. Compensation. The Company will pay you an annual salary of $150,000 in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

                 2. Benefits. You will be entitled during the term of your employment to the Company's standard vacation, family medical and dental benefits and other benefits enjoyed by officers of the Company (the "Benefits"), as such may be in effect from time to time.

                 3. Relocation. Upon acceptance of offer of employment, the Company shall pay you $15,000 in cash to prepare for your relocation.
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                 4.       At-will Employment.

                          (a)     You should be aware that your employment with
the Company is for no specified period and constitutes "at-will" employment.
As a result, you are free to terminate your employment at any time, for any reason or for no reason.

                          (b)     If your employment with the Company
terminates as a result of mutual agreement or the Company terminates your employment for any reason, you will receive a severance payment and Benefits from the Company (the "Severance Payment") in an amount equal to nine months of your then annual salary.

                 5. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identify and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

                 6. General. This offer letter, when signed by you, set forth the terms of your employment with the company and supersede any and all prior representations and agreements, whether written or oral. This agreement can only be amended in a writing signed by you and an officer or a board member of the Company. Any waiver of a right under this agreement must be in writing. This agreement will be governed by California law.

                                        Sincerely

                                        /s/  FRANK LITVACK, M.D.
                                        Frank Litvack, M.D.
                                        Board Member


ACCEPTED:

Tsvi Goldenberg, Ph.D.
/s/  TSVI GOLDENBERG, Ph.D.